Camber Energy, Inc. 8-K

 Exhibit 2.1

PREFERRED STOCK REDEMPTION AGREEMENT

This Preferred Stock Redemption Agreement (this “Agreement”) is made and entered into as of the Execution Date (defined below), by and among Camber Energy, Inc., a Nevada corporation (“Camber”), Lineal Star Holdings LLC, a Delaware limited liability company (“Lineal”), each of Lineal’s wholly-owned subsidiaries, Lineal Industries Inc., a Pennsylvania corporation (“Lineal Industries”) and Lineal Star, Incorporated, a Delaware corporation (“Lineal Star” and together with Lineal Industries, the “Lineal Subs”) and each of the holders of the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Preferred Stock of Camber set forth on the signature pages hereto under the heading “Preferred Stock Holders” (the “Holders”). Each of Camber, Lineal, the Holders and the Lineal Subs are referred to herein as the “Parties”, and individually as a “Party”. Certain capitalized terms used below have the meanings given to such terms in Section 1, below.

WHEREAS, on July 8, 2019 (the “Merger Closing Date”), Camber, Lineal and the Holders (as the then holders of all of the outstanding Common Shares and Preferred Shares of Lineal) entered into, and closed the transactions contemplated by, an Agreement and Plan of Merger (the “Plan of Merger” and the merger contemplated therein, the “Merger”);

WHEREAS, pursuant to the Plan of Merger, Camber acquired 100% of the equity interests of Lineal from the Holders in consideration for newly issued shares of Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”) and Series F Redeemable Preferred Stock (“Series F Preferred Stock”, and together with the Series E Preferred Stock, the “Preferred Stock”) of Camber;

WHEREAS, in connection with the Plan of Merger, Camber, Lineal and certain of the Holders, entered into a Funding and Loan Agreement dated July 8, 2019 (the “Funding Agreement”), which provided for Camber to loan $1,050,000 to Lineal (the “Original Loan”), which loan was evidenced by a Promissory Note entered into by Lineal, as borrower, in favor of Camber, as lender, dated July 8, 2019 (the “Original Note”);

WHEREAS, the designations of the Series E Preferred Stock and Series F Preferred Stock as filed with the Secretary of State of Nevada on July 3, 2019 (as amended, modified and corrected to date, the “Designations”), provided for rights, under certain circumstances, for the Holders to redeem such Preferred Stock (the “Redemption Rights”);

WHEREAS, specifically, the Redemption Rights provide rights for (a) the Series E Preferred Stock to be redeemed on a one-for-one basis for 100% of the outstanding Common Shares of Lineal; and (b) the Series F Preferred Stock to be redeemed on a one-for-one hundred basis for 100% of the outstanding Preferred Shares of Lineal, on November 22, 2019, or if a Lineal Transaction has not occurred prior to September 23, 2019, a date which is 60 days after the closing of a Lineal Transaction, or such other later date which is approved by Camber and a Majority In Interest (the “Redemption Date”);

Preferred Stock Redemption Agreement

WHEREAS, the Redemption Date has not occurred yet, and the Parties have mutually determined to unwind the Merger, by mutually agreeing to the Redemption on the terms set forth herein; and

WHEREAS, Camber, Lineal and the Holders desire to approve and authorize the Redemption and the Parties desire to agree to this Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement hereby agree as follows:

1.            Certain Definitions. In addition to other terms defined throughout this Agreement, the following terms have the following meanings when used herein:

1.1.     “Action” means any actions, causes of action, suits, debts, accounts, covenants, contracts, controversies, obligations, claims, counterclaims, debts, demands, damages, costs, expenses, compensation or liabilities of every kind and any nature whatsoever, in law or equity, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, direct or derivative.

1.2.       “Affiliate” means, at any time, and with respect to any Person, any other Person that, at such time, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, including, but not limited to, in the case of an entity, all officers, directors and managers of such entity. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person through the ownership of voting securities, by contract or otherwise and the terms “controlled” and “controlling” have meanings correlative thereto.

1.3.       “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, decree, permit, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

1.4.       “Board” means (i) the duly appointed, elected and authorized (a) Board of Directors of each Person which is a corporation; (b) managers of each limited liability company which is manager managed; and (c) members of each limited liability company which is member managed; and (ii) the duly appointed governing Persons of each other entity not described in Sections (i)(a) through (c), above.

Preferred Stock Redemption Agreement

1.5.        “Camber Stock Materials” means (i) a completed and executed Assignment of Uncertificated Common Shares and a completed and executed Assignment of Uncertificated Preferred Shares in the forms of Exhibits A and B hereto, respectively; and (ii) (x) original stock powers with medallion signature guaranty from JSHAN Energy, LLC; Brian Shanklin, Blain Shanklin, Timothy J. Connolly and Craig Crawford, in connection with (i); and (y) original notarized stock powers (the “Notarized Stock Powers”) with a copy of each Holders’ ID, from each of the Holders’ not listed in (ii)(x) above, in connection with (i).

1.6.        “Common Shares” mean the common shares of Lineal, with such rights as are set forth in the Lineal Company Agreement.

1.7.        “Common Stock” means the common stock, par value $0.001 per share of Camber.

1.8.         “Continuing Indemnification Obligations” mean the obligations of Camber to indemnify the directors and officers of Camber and any of its Subsidiaries, including through the directors and officers liability insurance of Camber.

1.9.        “Effective Date” means December 31, 2019.

1.10.   “Encumbrances” means any mortgage, lien (statutory or otherwise), pledge, hypothecation, security interest, encumbrance, equitable interest, claim, preference, right of possession, infringement, interference, proxy, option, right of first refusal, conditional sale agreement, preemptive right, community property interest, impediment or exception to title, reservation of right, limitation or impairment of use, imperfection of title, attachment, easement, condition or restriction of any nature, including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset (including any agreement to give any of the foregoing) or any other encumbrance of any kind whatsoever.

1.11.      “Execution Date” means (i) 10:00 a.m., local time, at the offices of Camber Energy, Inc. 1415 Louisiana Street, Suite 3500, Houston, Texas 77002 on the date that (X)(a) this Agreement is duly executed by each of the Parties hereto; (b) the Notes are executed by each of the parties thereto; (c) the Release Approval is duly executed by each of the parties thereto and released to Camber; provided that this Agreement, the Notes, Release Approval and Spousal Consents may be delivered through the electronic transfer of documents; and (Y) the Stock Materials are delivered by Camber to Lineal and from the Holders to Camber, respectively, or (ii) such other earlier time and place as the Parties may mutually agree.

1.12.      “Financial Assistant” means an accountant or other financial consultant hired and paid for by Camber, whose purpose is to help Lineal prepare, complete and compile financial statements and other financial information necessary for inclusion in Camber’s SEC’s filings, all of which shall be at the discretion, and direction, of Camber.

Preferred Stock Redemption Agreement

1.13.      “Funding Agreement” means that certain Funding and Loan Agreement dated July 8, 2019, by and between Camber, Lineal and the Holders party thereto.

1.14.      “GAAP” means generally accepted accounting principles for financial reporting in the United States.

1.15.      “Governing Documents” means (i) the articles or certificate of incorporation, or certificate of formation, and the bylaws of a corporation; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; (iv) the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; (v) the operating agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; (vi) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (vii) any amendment to any of the foregoing.

1.16.      “Governmental Authority” means any federal, national, foreign, supranational, state, provincial, local, municipal or other political subdivision or other government, governmental, regulatory or administrative authority, agency, board, bureau, department, instrumentality or commission or any court, tribunal, judicial or arbitral body of competent jurisdiction or stock exchange.

1.17.      “Knowledge” means with respect to Camber, the actual knowledge of Louis G. Schott and/or Robert Schleizer.

1.18.      “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any law, Action or order from any Governmental Authority.

1.19.      “Lineal Company Agreement” means the Limited Liability Company Agreement of Lineal Star Holdings LLC dated July 23, 2019.

1.20.      “Lineal Shares” means the Common Shares and Preferred Shares.

1.21.     “Lineal Stock Materials” mean (i) completed and executed Assignments of Uncertificated Series E Redeemable Convertible Preferred Stock and an Assignment of Uncertificated Series F Redeemable Preferred Stock in the form of Exhibits C and D hereto, respectively ; and (ii) stock powers, from each Holder, as applicable.

Preferred Stock Redemption Agreement

1.22.      “Lineal Transaction” means an acquisition by Lineal of assets or securities which results in Camber, immediately after such acquisition, being able to meet the initial listing requirements of the NYSE American.

1.23.      “Majority In Interest” means holders holding a majority of the then outstanding shares of Series E Preferred Stock and Series F Preferred Stock.

1.24.     “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

1.25.      “Preferred Shares” mean the preferred shares of Lineal, with such rights as are set forth in the Lineal Company Agreement.

1.26.     “Proprietary Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of Lineal, Camber, their Affiliates or their respective suppliers, distributors, customers, independent contractors, third-party payers, providers or other business relations. Proprietary Information may include, but is not limited to, the following (in each case, with respect to Lineal, Camber and/or their Affiliates): (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, risk management practices, negotiation strategies and practices and accounting and business methods); (ii) individual requirements of, specific contractual arrangements with, and information about Lineal’s, Camber’s or their Affiliates’ employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payers, providers or other business relations and their confidential information; (iii) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice); (vi) copyrightable works; (vii) intellectual property of every kind and description; and (viii) all similar and related information as Sections (i) through (vii), above, in whatever form.

1.27.      “Release Approval” means the execution by Lineal and a majority in interest of the Series E Holders (including the Series F Holder) and the Series F Holder of the Release Approval attached hereto as Exhibit E.

Preferred Stock Redemption Agreement

1.28.      “SEC” means the Securities and Exchange Commission.

1.29.      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.30.      “Series E Holders” mean all the holders of the Series E Preferred Stock as of the Execution Date other than the Series F Holder.

1.31.      “Series F Holder” means the holder of the Series F Preferred Stock as of the Execution Date.

1.32.      “Stock Materials” means the Lineal Stock Materials and the Camber Stock Materials.

1.33.      “Subsidiary” means with respect to any Person, (i) any corporation at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, (ii) any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar equity interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, and (iii) any limited partnership of which such Person or any of its subsidiaries is a general partner. For the purposes of this definition, “voting stock” means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person, other than shares, interests, participations, or other equivalents having such power only by reason of the occurrence of a contingency. For the purposes of “Subsidiary” as used herein, such term shall include all direct and indirect Subsidiaries of any Person.

1.34.      “Transaction Documents” means this Agreement, the Notes, and the Release Approval.

2.            Redemption of Holders’ Preferred Stock.

2.1.         Redemption. On the Execution Date, and effective on the Effective Date, subject to the terms and conditions set forth herein:

2.1.1.      each Series E Holder shall be deemed to have transferred to Camber, free and clear of any Encumbrances, all shares of Series E Preferred Stock which such Series E Holder holds, and Camber shall be deemed to have redeemed from each Series E Holder, all of the shares of Series E Preferred Stock held by such Series E Holder, for an amount of Common Shares equal to the number of Series E Preferred Stock shares then held by such Series E Holder on the Execution Date multiplied by 1.05263157, and any fractional shares shall be rounded up to the next whole share;

Preferred Stock Redemption Agreement

2.1.2.      the Series F Holder shall be deemed to have transferred to Camber, free and clear of any Encumbrances, all shares of Series E Preferred Stock and Series F Preferred Stock which such Series F Holder holds, and Camber shall be deemed to have redeemed from such Series F Holder all of the shares of Series E Preferred Stock and Series F Preferred Stock held by the Series F Holder, for 1,675,000 Preferred Shares;

2.1.3.      Camber shall be deemed to have transferred to the (a) Series E Holders in accordance with Section 2.1.1, above, all of the Common Shares of Lineal which it holds as of the Execution Date, and (b) Series F Holder in accordance with Section 2.1.2, above, all of the Preferred Shares of Lineal which it holds as of the Execution Date;

2.1.4.      all of the Series E Preferred Stock held by each Series E Holder and all of the Series E Preferred Stock and Series F Preferred Stock held by the Series F Holder shall be automatically cancelled and deemed redeemed by Camber; and

2.1.5.      the Series F Holder shall be deemed to have waived and forgiven any and all accrued dividends on the Series F Preferred Stock.

2.2.         Effect of Redemption. The effect of Section 2.1 above (such Section and the terms thereof shall be defined herein as the “Redemption”) shall be that (a) the Series E Holders will (i) no longer hold any Series E Preferred Stock, but will (ii) be the 100% owners of the Common Shares; (b) the Series F Holder will (i) no longer hold any Series F Preferred Stock, but will (ii) be the 100% owner of the Preferred Shares; (c) the Series E Preferred Stock and Series F Preferred Stock shall be cancelled, terminated and invalidated and returned to the authorized but unissued shares of Series E Preferred Stock and Series F Preferred Stock, respectively, and as applicable, of Camber; (d) the Holders will, as applicable, be the 100% owners of Lineal; (e) Camber will no longer hold any ownership interest in Lineal; and (f) the Holders will have no further rights under, and Camber will have no further obligations under, the Designations or the Preferred Stock. The Redemption shall be deemed a mutually agreed redemption by Camber and the Holders.

2.3.      Authorization to Cancel Preferred Stock. Camber and/or Camber’s Transfer Agent shall be authorized to take whatever action necessary, if any, following the Redemption, to reflect the cancellation of the Series E Preferred Stock and Series F Preferred Stock, which shall not require the approval and/or consent of any Holder, and provided that by agreeing to the terms and conditions of this Agreement and the acceptance of the Common Shares and Preferred Shares, as applicable, each Holder hereby agrees to release Camber and Camber’s Transfer Agent from any and all liability whatsoever in connection with the cancellation of the Preferred Stock in connection with the Redemption (the “Redemption Cancellation”).

Preferred Stock Redemption Agreement

2.4.       Further Assurances. Notwithstanding the above Section 2.3, each Holder hereby covenants that it will whenever and as reasonably requested by Camber and/or Camber’s Transfer Agent, at Camber’s sole cost and expense, do, execute, acknowledge and deliver any and all such other and further acts, deeds, assignments, transfers, conveyances, confirmations, powers of attorney and any instruments of further assurance, approvals and consents as Camber or the Transfer Agent may reasonably require in order to complete, insure and perfect the Redemption Cancellation, if such may be reasonably required by Camber and/or Camber’s Transfer Agent.

2.5.      No Further Opinions or Documents. The Parties each acknowledge that, other than as contemplated by this Agreement or any Exhibit hereto, no other opinions or other documents will be required to be delivered by any Party or any other Person in order to consummate the transactions contemplated by this Agreement.

3.            Further Obligations of the Parties.

3.1.        Required Terms of Redemption. It shall be a required term and condition of Redemption that:

3.1.1.     Camber and Lineal enter into a Promissory Note in the form of Exhibit A hereto (the “New Note”),  in the principal amount of $1,539,719 evidencing the repayment of the Original Note and amounts previously loaned, advanced and paid on behalf of, Lineal, by Camber from the Merger Closing Date, through the Execution Date;

3.1.2.     Camber loan Lineal an additional $800,000 (the “New Loan”), which will be evidenced by the Promissory Note in the form of Exhibit B hereto, in the principal amount of $800,000, evidencing the New Loan (the “Note No. 2” and together with the New Note, the “Notes”).

3.2.        Termination of Plan of Merger and Funding Agreement

3.2.1.      Upon consummation of the Redemption, the parties agree the Plan of Merger and Funding Agreement and all obligations of the parties thereto shall be cancelled, terminated and of no further force or effect; and the Account Funds (as defined in the Funding Agreement) shall be released to Camber pursuant to the Release Approval.

3.3.        Accounting Assistance.

3.3.1.     Following the Redemption, Lineal and its officers and employees shall assist Camber in good faith with the preparation of financial statements in accordance with GAAP as may be required by the rules and regulations of the SEC in connection with Camber’s required filings with the SEC. Camber shall pay all reasonable costs of such assistance.

Preferred Stock Redemption Agreement

3.3.2.      Lineal and its employees and officers shall work in good faith with, and provide promptly, all information, materials and answers reasonably requested by the Financial Assistant.

3.4.      Legal Fees. Camber’s obligations to pay the legal fees of Lineal and its Affiliates will be deemed terminated on November 15, 2019, and Camber will not be responsible for paying, or reimbursing, any legal fees, expenses or attorneys costs of Lineal or the Holders, whether or not provided to Camber, after the Execution Date.

3.5.        Directors and Officers Liability Insurance. Upon the termination of its existing directors and officers liability insurance, as a result of a change of control of Camber, or earlier at the discretion of Camber’s Board of Directors, Camber shall bind a tail policy for its directors and officers liability insurance covering the directors and officers of Lineal for six (6) years from the Effective Date, with the same level of coverage as the existing policy (the “Tail Policy”). Camber will deposit in cash the amount of the premium for such Tail Policy in escrow with its counsel within seven (7) days of the date hereof. Notwithstanding the other terms of this Section 3.5, the Tail Policy shall be binded by Camber no later than December 31, 2020 (the “Tail Policy Deadline”). The Parties agree that Lineal shall have the right to specific performance of the acquisition by Camber of the Tail Policy, in the event the Tail Policy Deadline is not met, and that any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

3.6.        Waiver of Medallion Signature Guarantees. In the event that the Notarized Stock Powers are delivered to Camber, and Lineal confirms and acknowledges the accuracy of such Notarized Stock Powers (which may be via email), Camber agrees to waive the requirement that such Holders delivering Notarized Stock Powers have to deliver stock powers with medallion signature guarantees (the “Waiver of Medallion Guarantees”).

3.7.        Deliveries. Concurrent with the delivery by each such applicable Party of an executed copy of this Agreement:

3.7.1.     Camber shall deliver to Lineal, an executed unanimous written consent of the Board of Camber authorizing this Agreement and the Notes, and the transactions contemplated hereby and thereby.

3.7.2.     Lineal shall deliver to Camber, an executed unanimous written consent of the Board of Lineal authorizing this Agreement, the Notes, and the transactions contemplated hereby and thereby.

Preferred Stock Redemption Agreement

3.7.3.     Each Lineal Sub shall deliver to Camber, an executed unanimous written consent of the Board of such Lineal Sub authorizing this Agreement and the transactions contemplated hereby and thereby.

3.7.4.     Each Holder which is an entity shall deliver to Lineal and Camber, a certificate signed by a duly authorized representative of such entity certifying as to the consent of the Board of such entity authorizing this Agreement and the transactions contemplated hereby and thereby.

3.7.5.      Camber and Lineal shall deliver to each other a duly executed copy of this Agreement and the Notes and Lineal shall deliver a duly executed copy of the New Note.

3.7.6.      Each Holder shall delivery to Camber the Camber Stock Materials relating to the Preferred Stock subject to the Redemption held by such Holder.

3.7.7.      Camber shall deliver to the Holders the Lineal Stock Materials.

3.7.8.      Camber, Lineal and a majority in interest of the Preferred Stock holders shall deliver to each other a signed copy of the Release Approval.

4.            Mutual Representations of the Parties.

4.1.        Mutual Representations. Each Party severally, and not jointly, represents and warrants to the other Parties, as of the Execution Date, that:

4.1.1.     to the extent such Party is an entity, it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, has the power to execute and deliver this Agreement and the other Transaction Documents to which it is a party and any other related documentation that it is required by this Agreement and the other Transaction Documents to which it is a party, to deliver and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and has taken all necessary action to authorize such execution, delivery and performance;

4.1.2.     the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of each Party which is an entity and no other corporate proceedings on the part of such Party are necessary to authorize the consummation of the transactions contemplated hereby and thereby;

Preferred Stock Redemption Agreement

4.1.3.     such execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, do not violate or conflict with any Applicable Law in any material respect, any order or judgment of any court or Governmental Authority or, in any material respect, any of its assets or any contractual restriction binding on or affecting it or any of its assets, and in the event such Party is an entity, do not violate or conflict with any provision of its Governing Documents;

4.1.4.     all governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement and the other Transaction Documents to which it is a party (including any internal authorizations, approvals and consents required by such Party under its Governing Documents) have been obtained or submitted and are in full force and effect, and all conditions of this Agreement and the other Transaction Documents to which it is a party, have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with, in all material respects;

4.1.5.     its obligations under this Agreement and the other Transaction Documents to which it is a party, constitute its legal, valid and binding obligations, enforceable against the Party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity, and any implied covenant of good faith and fair dealing;

4.1.6.      there is not pending, nor to its knowledge threatened against it, any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or the other Transaction Documents to which it is a party, or its ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party;

4.1.7.     it has entered into this Agreement and the other Transaction Documents to which it is a party and will enter into any transaction hereunder and thereunder as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise) and with a full understanding of the material terms and risks of the same, and has made its own independent decision to enter into this Agreement or the other Transaction Documents to which it is a party and any transaction and as to whether this Agreement or the other Transaction Documents to which it is a party and any transaction are appropriate or suitable for it based upon its own judgment and upon advice from such advisers as it has deemed necessary and not in reliance upon any view expressed by any other Party;

Preferred Stock Redemption Agreement

4.1.8.      it is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of any term or provision of this Agreement or the other Transaction Documents to which it is a party;

4.1.9.      no transfer of property or payment of amounts provided for hereunder is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of any Person or Party; and

4.1.10.    any individual executing this Agreement on behalf of a Party has authority to act on behalf of such Party and has been duly and properly authorized to sign this Agreement and the other Transaction Documents to which it is a party, on behalf of such Party.

5.            Representations and Warranties of the Holders. Each of the Holders, severally, and not jointly or severally, represents and warrants to Camber as of the Execution Date that:

5.1.         Ownership of Preferred Stock. Each of the Preferred Stock shares held by each Holder, in the amounts set forth on the signature page hereof under the heading “Preferred Stock Holders” (as applicable, the “Holder’s Preferred Stock”), are owned of record and beneficially by such Holder individually. The Holder is the sole record and beneficial owner of the Holder’s Preferred Stock and has good and marketable title to all of the Holder’s Preferred Stock, free and clear of any Encumbrances, except for such transfer restrictions as are required under the Securities Act. The Holder has sole managerial and dispositive authority with respect to the Holder’s Preferred Stock and has not granted any person a proxy or option to buy the Holder’s Preferred Stock that has not expired or been validly withdrawn. No shares of Preferred Stock have been pledged or encumbered by the Holder. The transfer and delivery of the Holder’s Preferred Stock to Camber pursuant to this Agreement and the Camber Stock Materials, in connection with the Redemption, will vest in Camber the legal and valid title to the Holder’s Preferred Stock, free and clear of all Encumbrances.

5.2.        Investment Representations. Holder represents to Camber that (i) it will acquire the applicable Lineal Shares pursuant to the Redemption, for its account for the purpose of investment and not with a view to the distribution or resale thereof, (ii) it has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of acquiring such Lineal Shares, and (iii) Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act. Holder understands that the Lineal Shares have not been registered under the Securities Act, or under any state securities law or blue sky law of any jurisdiction (“Blue Sky Law”) and, therefore, none of the Lineal Shares can be sold, assigned, transferred, pledged or otherwise disposed of without registration under the Securities Act and under applicable Blue Sky Law or unless an exemption from registration thereunder is available.

Preferred Stock Redemption Agreement

5.3.        Ability to Ask Questions. In formulating its decision to enter into this Agreement and the other Transaction Documents to which it is a party and to agree to the Redemption, each Holder has had the opportunity to ask questions and receive answers from Camber concerning Camber and its business and prospects and the Preferred Stock, and such Holder has been permitted to have access to all information which it has requested to evaluate the merits and risks of the Redemption.

5.4.        Confirmation of No Rights in Preferred Stock. After conveyance of the Preferred Stock held by such Holder, Holder will not own any other shares of Preferred Stock and will not have any right to acquire any shares of Preferred Stock (whether by option, warrant, stock appreciation right, phantom stock or otherwise).

5.5.        No Representations from Camber Regarding Lineal Assets or Prospects. The Holders are not relying on any statement, representation or warranty, oral or written, express or implied, made by Camber or any of its Affiliates or representatives, except as expressly set forth in this Agreement. Except for the representations and warranties of Camber expressly set forth in Section 6 and not in limitation hereof, neither Camber nor any of its officers, directors, members, managers, representatives or agents makes any express or implied representation or warranty on behalf of Camber, Lineal or otherwise, in each case in respect of Camber, Lineal or Lineal’s assets, liabilities, prospects or otherwise.  CAMBER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AND THE ASSETS, LIABILITIES AND BUSINESS OF LINEAL SHALL BE DEEMED TO BE “AS IS / WHERE IS” AS OF THE EFFECTIVE DATE AND EXECUTION DATE, AND IN THEIR THEN PRESENT CONDITION.

5.6.        Independent Tax Advice. Holder acknowledges that it has been urged by Camber and Lineal to seek its own independent legal, tax, and financial advisors in connection with this Agreement and the other Transaction Documents to which it is a party and understands the meaning and legal consequences of this Agreement and the other Transaction Documents to which it is a party.

6.            Camber Representations. Camber represents and warrants to each of the Holders and Lineal as of the Execution Date that:

6.1.        Ownership of Lineal Shares. The Lineal Shares are owned of record and beneficially by Camber individually. Camber is the sole record and beneficial owner of the Lineal Shares and has good and marketable title to all of the Lineal Shares, free and clear of any Encumbrances, except for such transfer restrictions as are required under the Securities Act. Camber has sole managerial and dispositive authority with respect to the Lineal Shares and has not granted any person a proxy or option to buy the Lineal Shares that has not expired or been validly withdrawn. No Lineal Shares have been pledged or encumbered by Camber. The transfer and delivery of the Lineal Shares to the Holders pursuant to this Agreement and the Lineal Stock Materials, in connection with the Redemption, will vest in the Holders the legal and valid title to the Lineal Shares, free and clear of all Encumbrances.

Preferred Stock Redemption Agreement

6.2.        All Preferred Stock. To the best Knowledge of Camber, the Lineal Shares constitute all of the outstanding securities of Lineal.

6.3.       Management of Camber. Lineal and the Holders have never had any representation on the Board of Camber, nor has any officer or director of Lineal been an officer of Camber or prepared, certified or been responsible for any of Camber’s SEC’s filings.

6.4.       Solvency. The Board of Camber has specifically determined and resolved that, following the Redemption, (a) Camber will be able to pay its debts as they become due in the usual course of business; and (b) Camber’s total assets will not be less than the sum of its total liabilities plus the amount that would be needed, if Camber were to be dissolved on the Execution Date (immediately following the Redemption), to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to the Holders, in accordance with Section 78.288 of the Nevada Revised Statutes.

6.5.      No Other Representations. Camber is not relying on any statement, representation or warranty, oral or written, express or implied, made by Lineal, the Holders or any of their Affiliates or representatives, except as expressly set forth in this Agreement.

7.            Lineal Representations. Lineal represents and warrants to Camber as of the Execution Date that:

7.1.        Management of Lineal. Notwithstanding the fact that Camber has owned 100% of the Lineal Shares since July 8, 2019, the date of the closing of the Plan of Merger, Camber has never had any representation on the Board of Lineal, nor has any officer or director of Camber been an officer of Lineal, and Lineal has, since the date of the Merger, been run autonomously from Camber.

7.2.        Solvency. The Board of Lineal has specifically determined and resolved that, following receipt of the New Loan, and taking into account the amount owed pursuant to the Notes, (a) Lineal will be able to pay its debts as they become due in the usual course of business, (b) Lineal’s total assets will not be less than the sum of its total liabilities and (c) Lineal is “solvent” within the meaning given that term and similar terms under the bankruptcy code (Title 11 of the U.S. Code) and applicable laws relating to fraudulent transfers and conveyances.

Preferred Stock Redemption Agreement

8.            Intentionally Deleted.

9.            Release.

9.1.       Lineal, Holders and Lineal Subs Release. To the fullest extent permitted by any Applicable Law, effective as of the Execution Date, each Holder, Lineal and the Lineal Subs (collectively, the “Lineal Releasing Parties” and together with Camber, the “Releasing Parties”), on behalf of themselves and each of their heirs, executors, administrators, Affiliates, officers, directors, managers, stockholders, members, successors and assigns, hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges Camber, its Subsidiaries (past and present) and their respective Affiliates, and each of their respective predecessors, successors and assigns, and all of their respective Subsidiaries, current or former directors, officers, employees, shareholders, partners, members, agents, attorneys, assigns, or representatives of any of the foregoing (collectively, the “Camber Released Parties”) from any and all Actions, which such Lineal Releasing Parties, or any of them, had, has or may have ever had against any of the Camber Released Parties (collectively, the “Lineal Claims”), including, without limitation, with respect to (a) Holder’s ownership of any equity of Camber, including, but not limited to the Preferred Stock, (b) the consummation of the Merger and the transactions contemplated the Plan of Merger, (c) the Loan and Funding Agreement, (d) the Series C Preferred Stock of Camber, the holders thereof, any and all conversions of such Series C Preferred Stock, and dilution relating thereto, (e) the Lineal Company Agreement and Lineal’s other Governing Documents, (f) Camber’s Governing Documents, (g) the Designations, and (h) Camber and its securities in general, but in each case expressly excluding any rights or obligations under this Agreement or the Notes (such released Lineal Claims, subject to such exclusions, the “Lineal Released Claims”). The release set forth in this Section 9.1, above, shall be effective as a full, final and irrevocable accord and satisfaction and release of all of such Lineal Released Claims.

9.2.       Camber Release. To the fullest extent permitted by any Applicable Law, effective as of the Execution Date, Camber, on behalf of itself and each of its Affiliates, officers, directors, managers, stockholders, members, successors and assigns, hereby knowingly, voluntarily, unconditionally and irrevocably waives, fully and finally releases, acquits and forever discharges each Holder, Lineal and the Lineal Subs, their Subsidiaries (past and present) and their respective Affiliates, and each of their respective predecessors, successors and assigns, and all of their respective Subsidiaries, current or former directors, officers, employees, shareholders, partners, members, agents, attorneys, assigns, or representatives of any of the foregoing (collectively, the “Lineal Released Parties” and together with the Camber Released Parties, the “Released Parties”, and individually, each a “Released Party”) from any and all Actions, which Camber had, has or may have ever had against any of the Lineal Released Parties (collectively, the “Camber Claims”), including, without limitation, with respect to (a) Camber’s ownership of any equity of Lineal, including, but not limited to the Lineal Shares, (b) the consummation of the Merger and the transactions contemplated by the Plan of Merger, (c) the Loan and Funding Agreement, (d) the Lineal Company Agreement and Lineal’s other Governing Documents, and (e) each Holder, Lineal and the Lineal Subs in general, but in each case expressly excluding any rights or obligations under this Agreement or the Notes (such released Camber Claims, subject to such exclusions, the “Camber Released Claims”). The release set forth in this Section 9.2, above, shall be effective as a full, final and irrevocable accord and satisfaction and release of all of such Camber Released Claims.

Preferred Stock Redemption Agreement

9.3.      Waiver of Certain Rights. The Releasing Parties acknowledge that there is a risk that, after execution of this Agreement, they may discover, incur or suffer claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon, or are related to, any facts underlying the releases set forth above in Sections 9.1 and 9.2 (collectively the “Released Claims”), which had they been known or more fully understood, may have affected the Releasing Parties’ decisions to execute the Agreement as it currently is written. Each Releasing Party knowingly and expressly assumes the risk of these unknown and unanticipated claims and agrees that this Agreement and the general releases set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the Releasing Parties, by entering into this Agreement, to settle and release fully, finally and forever all Released Claims and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Released Claims. In furtherance of the Releasing Parties’ intention, the releases given within this Agreement shall be and remain in effect as full and complete releases and discharges of the Released Claims and of any related matters notwithstanding the discovery by any Releasing Party of the existence of any additional or different claims or the facts relative to any such claims. In furtherance of the Release, each Releasing Party knowingly, and voluntarily waives any right such may have under any statutes and regulations, which state, in substance:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known to him or her must have materially affected his or her settlement with the debtor.

Each Party represents that such Party is not aware of any such claim against any Released Party, other than claims released hereby and any reserved rights expressly set forth in the proviso above.

9.4.        Covenant Not to Sue. Effective as of the Execution Date, each Party hereby irrevocably and unconditionally covenants to refrain from, directly or indirectly, asserting any Released Claim or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party, based upon any Released Claim or to seek to recover any amounts in connection therewith or thereunder from and after the Execution Date. Any Released Party may plead the Releases as a complete bar to any Released Claims brought in derogation of this covenant not to sue.

Preferred Stock Redemption Agreement

9.5.        Non-Disparagement. Each of (a) the Lineal Releasing Parties agree that neither they, nor any of their Affiliates, officers, directors, shareholders, attorneys, members or managers, will say, write or cause to be said, disseminated, published, issued, communicated or written, any statement that may be considered defamatory, derogatory, or disparaging of Camber nor any of Camber’s Affiliates, officers, managers, members, directors, trustees, employees, attorneys, investors, and agents, and its and their heirs, successors, assigns, representatives, and predecessors, individually and in their official capacities, and (b) Camber agrees that neither it, nor any of its Affiliates, officers, directors, shareholders, attorneys, members or managers,  will say, write or cause to be said, disseminated, published, issued, communicated or written, any statement that may be considered defamatory, derogatory, or disparaging of Lineal, the Lineal Subs, the Holders nor any of Lineal’s, the Lineal Sub’s or the Holder’s Affiliates, officers, managers, members, directors, trustees, employees, attorneys, investors, and agents, and their and their heirs, successors, assigns, representatives, and predecessors, individually and in their official capacities; provided that nothing shall prohibit any Party from communicating any concerns about potential violations of law, rule or regulation to the Securities and Exchange Commission or any other government authority or self-regulatory agency (each an “Agency” and collectively, the “Agencies”), or prohibit any Releasing Party from discussing any such matters with any Agency (collectively the terms and conditions of this Section 9.5 shall be collectively referred to as the “Non-Disparagement Requirements”).

9.6.      Consideration. Each Party acknowledges that the consideration payable to the undersigned pursuant to this Agreement and the representations and obligations of the other Parties hereto provides good and sufficient consideration for every promise, duty, release, obligation, agreement and right contained in the Released Claims and Non-Disparagement Requirements.

9.7.        Exclusion from Released Claims.

9.7.1.      The releases set forth in Sections 9.1 and 9.2 and the Release Claims shall not apply to any of the terms and conditions, requirements or representations of this Agreement (including, but not limited to the  confidentiality requirements and Non-Disparagement Requirements), the Notes, the Indemnification Obligations or the confidentiality obligations of the parties.

Preferred Stock Redemption Agreement

9.7.2.    The release of the Lineal Releasing Parties set forth in Section 9.1 above shall not apply to counterclaims or crossclaims brought by any Lineal Releasing Party against any shareholders of the Company as of the Effective Date (“Counterclaims”), in any Action which was originally brought by any third party (a “Third Party Action”), subject to the following restrictions and requirements: (a) the aggregate amount of all damages sought by such Lineal Releasing Parties in the Counterclaims brought by such Lineal Releasing Parties shall not exceed (i) the aggregate dollar value of all damages sought by third parties in the Third Party Action, plus the reasonable legal fees and expenses of such Lineal Releasing Parties who are party to the Third Party Action in connection with such Third Party Action, to the extent such legal fees are associated with such Counterclaims/defense of such Third Party Action, less (ii) the amount that Camber is required to pay (and has the capability to actually pay) pursuant to its indemnification requirements as set forth herein; and (b) the Lineal Releasing Parties do not allege, claim or set forth any statements, disclosures, allegations, or claims in their Counterclaims, pleadings, responses or other legal proceedings or disclosures relating to such Third Party Actions or Counterclaims which (1) would violate the Non-Disparagement Requirements (if made directly by any Lineal Releasing Party), without taking into account any rules or regulations which otherwise provide that statements, disclosures, beliefs and/or allegations made in legal proceedings are not subject to claims for libel or disparagement (each a “Safe Harbor”); or (2) are defamatory, derogatory, or disparaging of Camber, its officers, directors or management, without taking into account any Safe Harbor, provided that nothing in this Section 9.7.2 shall in any way prevent or limit any Lineal Releasing Party from stating or disclosing anything which is factual in nature, in legal proceedings, filings and/or disclosures relating to such Third Party Actions (including, but not limited to any depositions). Any amount recovered by the Lineal Releasing Parties shall be offset by any amounts actually received under Camber’s officer and director and/or tail insurance policies.

10.          Indemnification Obligations.

10.1.     Indemnification Obligations of Lineal. Lineal shall indemnify and hold harmless Camber, and its current and former officers, directors, employees and assigns (collectively, as applicable, “Lineal Indemnified Parties”) from and against any Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, but not limited to, reasonable attorney and consultant fees and expenses) actually suffered or incurred by them arising from or relating to (a) the assets and operations of Lineal and its Subsidiaries during the period from the Merger Closing Date until the Execution Date; (b) the breach by Lineal of any representation, warranty, covenant or agreement made by it in this Agreement; and (c) the Notarized Stock Powers and/or Waiver of Medallion Guarantees and/or any claims from any parties that such Notarized Stock Powers are invalid or ineffective.

10.2.      Indemnification Obligations of Camber. Camber shall indemnify and hold harmless Lineal and the Holders, and their current and former officers, directors, employees and assigns (collectively, as applicable, “Camber Indemnified Parties” and together with the Lineal Indemnified Parties, as applicable, the “Indemnified Parties” and each an “Indemnified Party”) from and against any Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, but not limited to, reasonable attorney and consultant fees and expenses) actually suffered or incurred by them arising from or relating to (a) Camber’s ownership of Lineal, actions or inactions of Camber, and the assets and operations of Camber, including its sales of securities (but not Lineal or its Subsidiaries), during the period from the Merger Closing Date until the Execution Date and (b) the breach by Camber of any representation, warranty, covenant or agreement made by it in this Agreement.

Preferred Stock Redemption Agreement

10.3.      Indemnification Procedures.

10.3.1.   Any Indemnified Party will give written notice to Lineal (if indemnification is sought under Section 10.1) or Camber (if indemnification is sought under Section 10.2) (as applicable, the “Indemnifying Party”) of any matter giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 10 except to the extent that the Indemnifying Party is actually materially prejudiced by such failure to give notice. In case any such Action is brought against an Indemnified Party in respect of which indemnification is sought hereunder, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnifying Party a conflict of interest between it and the Indemnified Party exists with respect to such Action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party.

10.3.2.   In the event that the Indemnifying Party advises an Indemnified Party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any Action (or discontinues its defense at any time after it commences such defense), then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such Action. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such Action, the Indemnified Party’s costs and expenses arising out of the defense, settlement or compromise of any such Action shall be losses subject to indemnification hereunder. The Indemnified Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any such Action by the Indemnifying Party and shall furnish to the Indemnifying Party all information reasonably available to the Indemnified Party which relates to such Action. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such Action, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.

Preferred Stock Redemption Agreement

10.3.3.   The Indemnifying Party shall not be liable for any settlement of any Action effected without its prior written consent. Notwithstanding anything in this Section 10 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the Indemnified Party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim. The indemnification obligations to defend the Indemnified Party required by this Section 10 shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the Indemnified Party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification. The indemnity requirements contained in this Section 10 shall be in addition to (a) any cause of action or similar rights of the Indemnified Party against the Indemnifying Party or others, and (b) any liabilities the Indemnifying Party may be subject to pursuant to Applicable Law.

10.4.     Advancement of Expenses. To the extent a claim arises under Sections 10.1 or 10.2, reasonable expenses (including court costs and attorneys’ fees, retainer and expenses) incurred by an Indemnified Party who was or is a witness or was, is or is threatened to be made a named defendant or respondent in an Action shall be paid by the Indemnifying Party at reasonable intervals in advance of the final disposition of such Action, and without making any determination as to if the loss is indemnifiable pursuant to Sections 10.1 or 10.2 hereof, after receipt by the Indemnifying Party of (a) a written affirmation by such Indemnified Party of its good faith belief that it has a valid claim for indemnification under this Article and (b) a written undertaking by or on behalf of such Indemnified Party to repay the amount paid or reimbursed by the Indemnifying Party if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Article. Such written undertaking shall be an unlimited obligation of the Indemnified Party but need not be secured and it may be accepted without reference to financial ability to make repayment.

10.5.      Definition of Indemnification Obligations. The obligations of Lineal and Camber under this Section 10 shall be defined herein as the “Indemnification Obligations”.

Preferred Stock Redemption Agreement

11.          Confidentiality.

11.1.      Obligation to Maintain Confidentiality. Each Party acknowledges that the continued success of Camber on the one hand, and Lineal on the other, and their respective Affiliates depends upon the use and protection of Proprietary Information (as defined below). Each Party further acknowledges that the Proprietary Information obtained from Lineal, the Lineal Subs and/or Camber prior to and following the Merger concerning the business or affairs of Lineal, Camber or their respective Affiliates, is the property of Lineal, Camber or their Affiliates, as applicable, including information concerning acquisition opportunities in or reasonably related to Lineal and Camber, and Lineal’s, Camber’s or their Affiliates’ business or industry. Therefore, each Party agrees that such Party will not disclose to any unauthorized person or use for such Party’s own account any Proprietary Information of any of Lineal, Camber or their Affiliates, whether or not such information is developed by such Party, without Lineal’s, Camber’s or such Affiliate’s, as applicable, written consent, unless and to the extent that the Proprietary Information (i) becomes generally known to the public other than as a result of such Party’s acts or omissions to act in breach of this Section 11.1 or any other confidentiality obligation applicable to such Party, or (ii) is required to be disclosed pursuant to any Applicable Law, court order, administrative order or similar legal obligation. Each Party shall take reasonable and appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft.

11.2.      Third Party Information. Each Party understands that Lineal, Camber, the Holders and their Affiliates have received and will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Lineal’s, Camber’s, the Holders’ and their Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. Without in any way limiting the provisions of Section 11.1, each Party will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel and consultants of Lineal, Camber, the Holders and their Affiliates who need to know such information in connection with their work for Lineal, Camber, the Holders or their Affiliates) or use, except in connection with Party’s work for Camber, Lineal, the Holders or their respective Affiliates, Third Party Information unless expressly authorized by Camber, Lineal or the applicable Holder, as applicable, in writing.

12.          Tax Matters.

12.1.      Rescission. The Parties acknowledge and agree that Redemption is intended to constitute a rescission of the Merger, such that the Merger shall not be given effect for applicable tax purposes, and to restore the Parties to their respective economic positions as if the Merger had not occurred.  No Party shall take any tax reporting position inconsistent with this treatment.

12.2.      Tax Returns. Each of Lineal and Camber shall be solely responsible for filing all tax returns required under Applicable Law and paying all taxes due under Applicable Law in connection with its own operations for all tax periods, including the portion of any tax period between the Merger Closing Date and the Redemption, and shall indemnify and hold the other Party harmless against any such amounts.

Preferred Stock Redemption Agreement

13.          Miscellaneous.

13.1.       Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.

13.2.     Further Assurances. In case at any time after the Execution Date any further action is necessary or desirable to carry out the purposes of this Agreement or to consummate the transactions contemplated hereby, each Party will take such further action (including the execution and delivery of such further instruments and documents consistent herewith) as may be reasonably necessary to effectuate the provisions hereof.

13.3.     Execution. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

13.4.      Governing Law. This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Texas that are applicable to contracts entered into and to be performed solely in the State of Texas, without regard to conflicts of laws principles.

Preferred Stock Redemption Agreement

13.5.     Jurisdiction; Enforcement; No Special Damages. Each of the Parties hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or threatened not to be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the Parties hereto shall be entitled (in addition to any other remedy that may be available to it, whether at law or in equity, including monetary damages) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, exclusively in the applicable court located in the State of Texas, this being in addition to any other remedy which the Parties hereto are entitled at law or in equity. Each of the Parties hereto further agrees that the other Parties hereto shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referenced to in this Section 13.5 and each of the Parties hereto waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another Party hereto or its successors or assigns, shall be brought and determined exclusively in the courts located in Harris County, Texas (provided that, in the event subject matter jurisdiction is unavailable in or declined by the courts located in Harris County, Texas, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of Texas). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 13.5, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. IN NO EVENT SHALL ANY PARTY BE LIABLE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL OR PUNITIVE DAMAGES.

13.6.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Preferred Stock Redemption Agreement

13.7.      Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email. Notice shall be effective upon receipt except for notice via fax (as discussed above) or email, which shall be effective only when the recipient, by return or reply email or notice delivered by other method provided for in this Section 13.7, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 13.7, but which acknowledgement of acceptance shall include cases where recipient ‘replies’ to such prior email, including the body of the prior email in such ‘reply’). Such notices shall be sent to the applicable Party or Parties at the address specified below, subject to notice of changes thereof from any Party with at least ten (10) Business Days’ notice to the other Parties:

13.7.1.    If to Camber, to:

Camber Energy, Inc.

Attn:       Louis G. Schott and Robert Schleizer

1415 Louisiana, Suite 3500

Houston, Texas 77002

Email: louisgschott@gmail.com; and bschleizer@blackbriaradvisors.com

13.7.2.    With a copy, which shall not constitute notice to:

Dickinson Wright PLLC

Attn: Joel D. Mayersohn

350 East Las Olas Blvd.

Suite 1750

Fort Lauderdale, Florida 33301

Fax: (844) 670-6009

Email     JMayersohn@dickinsonwright.com

13.7.3.    If to Lineal or the Lineal Subs, to:

Lineal Star Holdings, LLC

Attn: Tim Connolly

123 N. Post Oak Lane Suite 440

Houston, Texas 77024

Fax: 713-586-6678

Email: tim@csbankers.com

13.7.4.    With a copy, which shall not constitute notice to:

Hughes Arrell Kinchen LLP

Attn: Mark Hughes

1221 McKinney St., Suite 3150

Houston, Texas 77010

Fax: 713-942-2266

Email:  mhughes@hakllp.com

Preferred Stock Redemption Agreement

K&L Gates LLP

Attn: Clayton Parker

Southeast Financial Center

200 S. Biscayne Boulevard, Suite 3900

Miami, FL 33131

Fax: 305-358-7095

Email: Clayton.Parker@klgates.com

13.7.5.    If to any Holder:

To the address of such Holder as set forth in the Preferred Stock ownership records of Camber as of the Effective Date.

Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

13.8.      Public Announcement. No press release or other public announcement to announce this Agreement and the transactions contemplated hereby shall be made by any Party other than Camber, except as otherwise required by Applicable Law; provided, however, Camber will provide Lineal a reasonable opportunity to review and comment on any such press release or public announcement. To the extent such disclosure is required by Applicable Law, the disclosing Party will provide as much advance notice to Camber of such proposed disclosure (including timing and content) as is reasonably practicable.

13.9.     Survival of Representations and Warranties; Indemnification. All representations and warranties contained herein or made in writing by any Party in connection herewith will survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby, regardless of any investigation made by the Party or on its behalf.

13.10.    No Presumption from Drafting. This Agreement has been negotiated at arm’s-length between persons knowledgeable in the matters set forth within this Agreement. Accordingly, given that all Parties have had the opportunity to draft, review and/or edit the language of this Agreement, no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the Party that has drafted it, is of no application and is hereby expressly waived.

Preferred Stock Redemption Agreement

13.11.    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties. This Agreement shall not be binding on any Party unless and until it is executed by all Parties and signed copies of such Agreement, along with the other materials required by the definition of “Execution Date” provided for herein, have been released to the applicable Parties, and upon such execution/release/effectiveness this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

13.12.    Arm’s Length Negotiations. Each Party herein expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; and (d) said Party has acted voluntarily and of its own free will in executing this Agreement.

13.13.     Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto), constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except as set forth in  Section 9, is not intended to and shall not confer upon any person other than the Parties hereto any rights or remedies hereunder.

13.14.     Amendments; Waivers.   Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

13.16.    Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

Preferred Stock Redemption Agreement

13.17.    Interpretation. When a reference is made in this Agreement or any of the other Transaction Documents to an Article or Section, such reference shall be to an Article or Section of this Agreement or such other Transaction Document unless otherwise indicated. As used in this Agreement and any of the other Transaction Documents, the word “or” shall be deemed to mean “and/or”; all terms defined in this Agreement or any of the other Transaction Documents shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto and thereto unless otherwise defined therein; words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”; the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement or any of the other Transaction Documents refer to this Agreement or any of the other Transaction Documents, as applicable, as a whole and not to any particular provision of this Agreement or any of the other Transaction Documents; references to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder; and unless otherwise set forth references to (i) any document, instrument or agreement (including this Agreement and any of the other Transaction Documents) (A) includes and incorporates all exhibits, schedules and other attachments hereto and thereto, as applicable, (B) includes all documents, instruments or agreements issued or executed in replacement hereof and thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law means such law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.

[Remainder of page left intentionally blank. Signature page follows.]

Preferred Stock Redemption Agreement

IN WITNESS WHEREOF, the Parties hereto have caused this Preferred Stock Redemption Agreement as of the date first written above.

“CAMBER”

CAMBER ENERGY, INC.

By:	/s/ Louis G. Schott
Name: Louis G. Schott
Title: Interim CEO

“LINEAL” LINEAL STAR HOLDINGS LLC

By:	/s/ Timothy J. Connolly
Name: Timothy J. Connolly
Title: Chief Executive Officer

“LINEAL SUBS”

“LINEAL INDUSTRIES” LINEAL INDUSTRIES, INC.

By:	/s/ Craig Crawford
Name: Craig Crawford
Title: President

“LINEAL STAR” LINEAL STAR, INCORPORATED

By:	/s/ Timothy J. Connolly
Name: Timothy J. Connolly
Title: CEO

Preferred Stock Redemption Agreement

“HOLDERS” JSHAN ENERGY, LLC

By:	/s/ Jerry C. Shanklin
Name: Jerry C. Shanklin
Title: President
50,000 shares of Series E Preferred Stock 16,750 shares of Series F Preferred Stock /s/ Brian Shanklin
Brian Shanklin
361,000 shares of Series E Preferred Stock
/s/ Blain Shanklin Blain Shanklin
194,750 shares of Series E Preferred Stock
/s/ Mario Salinas Jr. Mario Salinas Jr.
23,750 shares of Series E Preferred Stock
/s/ Timothy J. Connolly
Timothy J. Connolly 95,000 shares of Series E Preferred Stock

/s/ Craig Crawford Craig Crawford

161,500 shares of Series E Preferred Stock

/s/ Brent Richie Brent Richie
28,500 shares of Series E Preferred Stock
/s/ Jeff Bauza Jeff Bauza 19,000 shares of Series E Preferred Stock

/s/ Samuel Pruneda
Samuel Pruneda

47,500 shares of Series E Preferred Stock

Preferred Stock Redemption Agreement

/s/ Sherry Noel Sherry Noel
9,500 shares of Series E Preferred Stock /s/ Manuel Mondregon Manuel Mondregon

9,500 shares of Series E Preferred Stock

Preferred Stock Redemption Agreement

EXHIBIT A

ASSIGNMENT OF UNCERTIFICATED
COMMON SHARES

FOR VALUE RECEIVED, and pursuant to that certain Preferred Stock Redemption Agreement by and between Camber Energy, Inc. (“Camber”), Lineal Star Holdings, LLC, a Delaware limited liability company (the “Company”), Lineal Industries Inc., Lineal Star Incorporated, and the holders of the Series E Redeemable Convertible Preferred Stock (collectively, the “Holders”) and Series F Redeemable Preferred Stock of Camber, dated on or around December 31, 2019 (the “Agreement”), the undersigned hereby sells, assigns, and transfers unto the Holders (pro rata with their ownership of the Series E Redeemable Convertible Preferred Stock of Camber as of the effective date of the Agreement), an aggregate of 1,000,000 Common Shares of the Company (the “Interests”). Such Interests are not represented by certificates, are held in book entry form and stand in the undersigned’s name on the books and records of the Company. The undersigned does hereby irrevocably constitute the Secretary of the Company as attorney-in-fact, with full power of substitution, to transfer said interests on the books of said Company.

Dated: December 31, 2019

Camber Energy, Inc.

______________________

Louis G. Schott

Interim Chief Executive Officer

EXHIBIT B

ASSIGNMENT OF UNCERTIFICATED
PREFERRED SHARES

FOR VALUE RECEIVED, and pursuant to that certain Preferred Stock Redemption Agreement by and between Camber Energy, Inc. (“Camber”), Lineal Star Holdings, LLC, a Delaware limited liability company (the “Company”), Lineal Industries Inc., Lineal Star Incorporated, and the holders of the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Preferred Stock of Camber (the “Holder”), dated on or around December 31, 2019 (the “Agreement”), the undersigned hereby sells, assigns, and transfers unto the Holder, an aggregate of 1,675,000 Preferred Shares of the Company (the “Interests”). Such Interests are not represented by certificates, are held in book entry form and stand in the undersigned’s name on the books and records of the Company. The undersigned does hereby irrevocably constitute the Secretary of the Company as attorney-in-fact, with full power of substitution, to transfer said interests on the books of said Company.

Dated: December 31, 2019

Camber Energy, Inc.

______________________

Louis G. Schott

Interim Chief Executive Officer

EXHIBIT C

ASSIGNMENT OF UNCERTIFICATED
SERIES E REDEEMABLE CONVERTIBLE PREFERRED STOCK

FOR VALUE RECEIVED, and pursuant to that certain Preferred Stock Redemption Agreement by and between Camber Energy, Inc. (“Camber”), Lineal Star Holdings, LLC, Lineal Industries Inc., Lineal Star Incorporated, and the holders of the Series E Redeemable Convertible Preferred Stock (collective, the “Holders”) and Series F Redeemable Preferred Stock of Camber, dated on or around December ___, 2019 (the “Agreement”), the undersigned, one of the Holders, hereby sells, assigns, and transfers unto Camber, an aggregate of ____________ shares of the Series E Redeemable Convertible Preferred Stock of Camber (the “Interests”). Such Interests are not represented by certificates, are held in book entry form and stand in the undersigned’s name on the books and records of the Company. The undersigned does hereby irrevocably constitute the Secretary of the Company as attorney-in-fact, with full power of substitution, to transfer said interests on the books of said Company.

Dated: December _____, 2019

By:______________________

_________________________

Printed Name

If Entity:

Entity Name:________________

Signatory’s Position With Entity:_________________

EXHIBIT D

ASSIGNMENT OF UNCERTIFICATED
SERIES F REDEEMABLE PREFERRED STOCK

FOR VALUE RECEIVED, and pursuant to that certain Preferred Stock Redemption Agreement by and between Camber Energy, Inc. (“Camber”), Lineal Star Holdings, LLC, Lineal Industries Inc., Lineal Star Incorporated, and the holders of the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Preferred Stock of Camber (the “Holder”), dated on or around December 31, 2019 (the “Agreement”), the undersigned sole Holder of the Series F Redeemable Preferred Stock of Camber, hereby sells, assigns, and transfers unto Camber, an aggregate of 16,750 shares of the Series F Redeemable Preferred Stock of Camber (the “Interests”). Such Interests are not represented by certificates, are held in book entry form and stand in the undersigned’s name on the books and records of the Company. The undersigned does hereby irrevocably constitute the Secretary of the Company as attorney-in-fact, with full power of substitution, to transfer said interests on the books of said Company.

Dated: December _____, 2019

JSHAN ENERGY, LLC

Name: Jerry C. Shanklin
Title: President

EXHIBIT E

RELEASE APPROVAL

The undersigned each agree and approve to full and final release of all of the funds held in account Veritex Community Bank (Account ##########), to Camber Energy, Inc., pursuant to the terms of that certain Preferred Stock Redemption Agreement by and between Camber Energy, Inc. (“Camber”), Lineal Star Holdings, LLC, Lineal Industries Inc., Lineal Star Incorporated, and the holders of the Series E Redeemable Convertible Preferred Stock and Series F Redeemable Preferred Stock of Camber, dated on or around December 31, 2019 and that certain Funding and Loan Agreement by and between the parties dated July 8, 2019.

PARENT:

CAMBER ENERGY, INC.

By:
Name: Louis G. Schott Title: Interim CEO

LSH:

LINEAL STAR HOLDINGS, LLC

By:
Name: Timothy J. Connolly Title: Chief Executive Officer

[Signature page of Preferred Holders follows.]

Release Approval

PREFERRED HOLDERS:

JSHAN ENERGY, LLC

By:
Name: Jerry C. Shanklin Title: President

BRIAN SHANKLIN

BLAIN SHANKLIN

CRAIG CRAWFORD

TIMOTHY J. CONNOLLY

Release Approval